Exhibit 4.4

WARRANT ASSUMPTION AGREEMENT

THIS WARRANT ASSUMPTION AGREEMENT, dated as of                         , 2015 (the “Agreement”), by and between Midatech Pharma PLC, a public limited liability company organized under the laws of England and Wales (“Parent”) and DARA BioSciences, Inc., a Delaware corporation (the “Company”), is made and entered into in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of June 3, 2015 (the “Merger Agreement”) by and among Parent, the Company, Merlin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Duke Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Secondary Merger Sub”), and Shareholder Representative Services, LLC. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

RECITALS

WHEREAS, the Company from time to time has issued to certain parties warrants (“Warrants”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to certain terms and conditions set forth in the applicable Warrants set forth on Schedule I hereto and any related transaction documents set forth on Schedule II hereto governing the issuance thereof (the “Transaction Documents”);

WHEREAS, subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and immediately thereafter, the Company, as the surviving corporation in the Merger, will be merged with and into Secondary Merger Sub, with Secondary Merger Sub surviving and continuing as a wholly owned subsidiary of Parent;

WHEREAS, at the effective time of the Merger (the “Effective Time”) all of the issued and outstanding shares of Common Stock, subject to certain exceptions, will be automatically converted into the right to receive per share of Common Stock, without interest, (i) 0.272 ordinary shares, nominal value 0.005p per share, of Midatech (the “Midatech Ordinary Shares”), subject to adjustment in accordance with the terms of the Merger Agreement, in the form of American Depositary Receipts to be listed on the NASDAQ Capital Market, each representing the right to receive two Midatech Ordinary Shares (the “Midatech Depositary Shares”), plus (ii) one contingent value right (a “CVR”) to be issued pursuant to that Certain Contingent Value Rights Agreement to be entered into prior to the Effective Time by and among Parent, the Company, Shareholder Representative Services, LLC, solely as representative of the CVR holders, and a rights agent selected by Parent with the Company’s approval, plus (iii) cash in lieu of fractional Midatech Depositary Shares;

WHEREAS, at the Effective Time, pursuant to the terms and subject to the conditions contained in the Merger Agreement, each outstanding and unexercised Warrant as of immediately prior to the Effective Time will be assumed or substituted by Parent in accordance with the terms of such Warrant and, as of and following the Effective Time, (i) will be exercisable for (A) the number of whole Midatech Ordinary Shares equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of Midatech Ordinary Shares and (B) one CVR, multiplied by the total number of shares of Common Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time, and (ii) the per share exercise price for each Midatech Ordinary Share issuable upon exercise of such Warrants so converted will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; and

WHEREAS, in connection with the Merger, and pursuant to the terms of the applicable Warrants, Parent has agreed to assume the Warrants on the terms set forth herein and any outstanding obligations under the Transaction Documents.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Assumption of Warrants; Treatment Following Effective Time.

(a) Effective upon the occurrence of the Effective Time, the Company hereby assigns, and Parent hereby agrees to assume, the rights and obligations of the Company under the Warrants set forth on Schedule I hereto and the Transaction Documents set forth on Schedule II hereto, and Parent shall succeed to, and be substituted for, the Company (so that from and after the Effective Time, the provisions of each Warrant and the other Transaction Documents referring to the “Company” shall refer instead to Parent). Without limiting the foregoing, Parent hereby agrees to faithfully perform, satisfy and discharge when due, the liabilities and obligations of the Company under the Warrants and the Transaction Documents, and may exercise every right and power of the Company, to the same extent and with the same force and effect as if Parent were an original signatory thereto.

(b) Parent acknowledges and agrees that subject to the terms of the Warrants, the Transaction Documents and this Agreement, the Warrants and the Transaction Documents shall continue in full force and effect and that all of the Company’s obligations thereunder shall be valid and enforceable as against Parent upon consummation of the Merger and shall not be impaired or limited by the execution or effectiveness of this Agreement.

(c) At the Effective Time, pursuant to the terms and subject to the conditions contained in the Merger Agreement, each outstanding and unexercised Warrant as of immediately prior to the Effective Time will be assumed or substituted by Parent in accordance with the terms of such Warrant and, as of and following the Effective Time, (i) will be exercisable for (A) the number of whole Midatech Ordinary Shares equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of Midatech Ordinary Shares and (B) one CVR, multiplied by the total number of shares of Common Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time, and (ii) the per share exercise price for each Midatech Ordinary Share issuable upon exercise of such Warrants so converted will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech Ordinary Shares to be delivered to the holders of Warrants upon exercise after the Effective Time shall be in the form of Midatech Depositary Shares.

(d) Upon the occurrence of the Effective Time, the terms of the Warrants shall be supplemented in accordance herewith, and this Agreement shall form part of the terms of the Warrant for all purposes, and every holder of a Warrant heretofore countersigned and delivered shall be bound hereby.

(e) Except as expressly amended and supplemented hereby, the terms of the Warrants are in all respects ratified and confirmed, and all terms, conditions and provisions of the Warrants shall remain in full force and effect.

2. Entire Contract. This Agreement is an agreement supplemental to and in implementation of the terms of the Warrants, and the terms of the Warrants and this Agreement shall be read and construed together.

3. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate automatically on the date the Merger Agreement is terminated in accordance with its terms.

4. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York, Borough of Manhattan, or the United States District Court for the Southern District of New York, and irrevocably submit to jurisdiction, which jurisdiction shall be exclusive. The parties hereby waive any objection to such exclusive jurisdiction and that such court represents an inconvenient forum. Notwithstanding anything herein to the contrary, to the extent this Section 3 conflicts with any similar provision of the applicable Warrant, the terms of such Warrant shall control.

5. Notice. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be delivered in writing and deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, at 5:00 p.m., New York City time, on the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, at 5:00 p.m., New York City time, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below:

(a) if to Parent, to:

Midatech Pharma PLC

65 Innovation Drive

Milton Park, Abingdon

Oxfordshire OX14 4RQ

United Kingdom

Attn: Nick Robbins-Cherry

Telephone: +44 1235 841 575

Email: nickrc@midatechpharma.com

With a copy (which shall not constitute notice) to:

Brown Rudnick LLP

8 Clifford Street

London W1S 2LQ

United Kingdom

Attn: Tim Matthews

Fax: 020 7851 6100

Telephone: 020 7851 6126

Email: tmatthews@brownrudnick.com

and

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02110

United States of America

Attn: Sam Williams

Fax: (617) 289-0440

Telephone: (617) 856-8200

Email: swilliams@brownrudnick.com

(b)	if to the Company, to:

DARA BioSciences, Inc.

8601 Six Forks Road

Suite 160

Raleigh, North Carolina 27615

United States of America

Attn: Christopher Clement

Telephone: (919) 861-0198

Fax: (919) 861-0239

Email: CClement@darabiosciences.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP

Hearst Tower

47th Floor

214 North Tryon Street

Charlotte, North Carolina 28202

United States of America

Attn: Mark R. Busch

Fax: (704) 353-3140

Telephone: (704) 331-7440

Email: mark.busch@klgates.com

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7. Third Party Beneficiaries. Nothing in this Agreement shall be construed to give any person other than Parent, the Company and the holders of the Warrants any legal or equitable right, remedy or claim under the Agreement; but this Agreement shall be for the sole and exclusive benefit of Parent, the Company and the holders of the Warrants.

8. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

9. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

MIDATECH PHARMA PLC

By:
Name:
Title:

DARA BIOSCIENCES, INC.

By:
Name:
Title:

Schedule I

Warrantholder	Type of Warrant	Number of Shares of Common Stock Underlying Warrant	Exercise Price Per Share	Vested or Unvested	Issue Date	Expiration Date

Warrantholder	Type of Warrant	Number of Shares of Common Stock Underlying Warrant	Exercise Price Per Share	Vested or Unvested	Issue Date	Expiration Date

Warrantholder	Type of Warrant	Number of Shares of Common Stock Underlying Warrant	Exercise Price Per Share	Vested or Unvested	Issue Date	Expiration Date

Warrantholder	Type of Warrant	Number of Shares of Common Stock Underlying Warrant	Exercise Price Per Share	Vested or Unvested	Issue Date	Expiration Date

Schedule II

Transaction Documents

1.	Securities Purchase Agreement dated October 25, 2010, by and between DARA BioSciences, Inc. and each purchaser identified on the signature pages thereto.

2.	Securities Purchase Agreement, dated December 29, 2010, by and between DARA BioSciences, Inc. and each purchaser identified on the signature pages thereto.

3.	Securities Purchase Agreement dated January 17, 2012, by and between DARA BioSciences, Inc. and each purchaser identified on the signature pages thereto.

4.	Securities Purchase Agreement dated April 6, 2012, by and between DARA BioSciences, Inc. and each purchaser identified on the signature pages thereto.

5.	Securities Purchase Agreement dated December 28, 2012, by and between DARA BioSciences, Inc. and each purchaser identified on the signature pages thereto.

6.	Securities Purchase Agreement dated October 22, 2013, by and between DARA BioSciences, Inc. and each purchaser identified on the signature pages thereto.

7.	Securities Purchase Agreement dated February 11, 2014, by and between DARA BioSciences, Inc. and each purchaser identified on the signature pages thereto.

8.	Securities Purchase Agreement dated May 30, 2014, by and between DARA BioSciences, Inc. and each purchaser identified on the signature pages thereto.